SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 13, 2014

INTERNATIONAL STEM CELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51891	20-4494098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5950 Priestly Drive, Carlsbad, California 92008

(Address of principal executive offices, including zip code)

(760) 940-6383

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 13, 2014, International Stem Cell Corporation (the “Company”) entered into an amendment to the Amended and Restated Investor Rights Agreement (the “Rights Agreement”) dated as of March 9, 2012. This amendment was contemplated by the terms of the previously disclosed Securities Purchase Agreement (the “Purchase Agreement”) dated October 7, 2014. Previously, the Rights Agreement provided the investors who were parties thereto (which include Dr. Andrey Semechkin and Dr. Ruslan Semechkin, each of whom is a director and executive officer of the Company, and affiliated entities of Dr. Andrey Semechkin and Dr. Ruslan Semechkin), with a right to participate in certain subsequent issuances of new securities. As parties to the Purchase Agreement, Dr. Andrey Semechkin and Dr. Ruslan Semechkin have, for 18 months following the closing under the Purchase Agreement (or through April 14, 2016), participation rights in various subsequent financings. The amendment to the Rights Agreement terminates the overlapping participation rights by providing that there will be no participation rights under the Rights Agreement for the 18 month period of participation rights under the Purchase Agreement. Thereafter (after April 14, 2016), the amendment to the Rights Agreement provides that the parties to the Rights Agreement have the right to participate in a “Subsequent Financing” (as defined in the amendment) in an amount equal to their then existing ownership percentage of outstanding shares of Company common stock on the same terms, conditions and price provided for in the Subsequent Financing. The amendment to the Rights Agreement provides for notice of the investors of contemplated Subsequent Financings and requires their decision regarding participation within stated times, and prior to the closing of the financing. The foregoing summary of the amendment to the Rights Agreement is qualified in its entirety by reference to the full text of the amendment to the Rights Agreement filed as Exhibit 10.1 to this Report on Form 8-K.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) EXHIBITS

Exhibit No.	Exhibit Description

10.1	Amendment dated November 13, 2014 to Amended and Restated Investor Rights Agreement dated as of March 9, 2012

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Stem Cell Corporation

By:	/s/ Jay Novak
Jay Novak
Chief Financial Officer

Dated: November 18, 2014